Exhibit 99.2

October 28, 2021

Fellow Shareholders:

The third quarter in many ways showcased the enduring strength of our brand and the value we bring to our partners every day. We generated the second highest quarterly revenue in our history just 18 months after the onset of the pandemic. Our impressive results, particularly in the Home segment, are a testament to the leadership position we have established in mortgage since founding the company 25 years ago. We are operating from a position of strength, focusing on the delivery of higher quality leads for our partners while having a record number of lenders on our platform. Our diversification and balance sheet strength allow us to endure temporal headwinds, such as those being experienced in our insurance segment, while maintaining the flexibility to reinvest in the business and evaluate future inorganic opportunities. We believe the value we provide to consumers in their borrowing decisions and to our lending partners has never been greater, and we look forward to 2022 with a plan to capitalize on our market leading position.

The Home segment again produced outstanding results, generating record quarterly segment profit. Sustained refinance activity coupled with increasing national home sales allowed us to help our partners continue to originate new loans at a high level. The Consumer segment continued its strong recovery. The margin improvement in the credit card business continues as borrower demand is showing signs of life. We have continued optimism as we move into 2022, especially in the personal loans and small business categories which carry particularly strong margins. The Insurance segment experienced continued headwinds from reduced partner spend in the quarter. The personal property and casualty sector is dealing with a number of challenges as the U.S. economy reopens, more drivers return to the road and a historically expensive storm season led to increased catastrophe losses. The industry as a whole has reduced marketing budgets across all channels and our partners were no exception. We remain optimistic trends in that business will normalize as we move into next year.

In addition to many of the strong trends we are seeing across the business, our team has spent the last few months intensely refining our strategic approach. Following up on the organizational changes we announced in May, we are nearing the end of an extensive process to further define the direction our Company is heading and the priorities that will guide our investment decisions and operating posture in the years ahead. While we're developing a series of discrete initiatives within each division at the company, the comprehensive strategy aims to enable LendingTree to offer products that are increasingly customer-centric, interconnected, and data-driven. We are planning an Investor Day for early 2022, and we look forward to discussing our strategy and more in greater depth at that time.

Q3.2021	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2020		2021			Y/Y
	Q3	Q4	Q1	Q2	Q3	% Change

Total revenue	$220.3	$222.3	$272.8	$270.0	$297.4	35%

(Loss) income before income taxes	$(32.7)	$(13.2)	$28.0	$0.7	$(4.4)	(87)%
Income tax benefit (expense)	$7.9	$5.1	$(8.7)	$9.1	$—	(100)%
Net (loss) income from continuing operations	$(24.8)	$(8.1)	$19.3	$9.8	$(4.4)	(82)%
Net (loss) income from continuing operations % of revenue	(11)%	(4)%	7%	4%	(1)%

(Loss) income per share from continuing operations
Basic	$(1.90)	$(0.62)	$1.48	$0.74	$(0.33)	(83)%
Diluted	$(1.90)	$(0.62)	$1.37	$0.71	$(0.33)	(83)%

Variable marketing margin
Total revenue	$220.3	$222.3	$272.8	$270.0	$297.4	35%
Variable marketing expense (1) (2)	$(142.2)	$(140.0)	$(183.8)	$(171.6)	$(191.5)	35%
Variable marketing margin (2)	$78.1	$82.3	$89.0	$98.4	$105.9	36%
Variable marketing margin % of revenue (2)	35%	37%	33%	36%	36%

Adjusted EBITDA (2)	$21.7	$26.3	$30.7	$38.2	$41.0	89%
Adjusted EBITDA % of revenue (2)	10%	12%	11%	14%	14%

Adjusted net (loss) income (2)	$(3.4)	$1.8	$2.5	$10.4	$10.3	403%

Adjusted net (loss) income per share (2)	$(0.26)	$0.13	$0.18	$0.76	$0.75	388%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q3.2021	2

Q3 2021 CONSOLIDATED RESULTS

We had another strong quarter, with third quarter results exceeding our adjusted EBITDA guidance as we continue to see momentum accelerate across our business.

Consolidated revenue of $297.4 million was at the top end of our guidance and improved 35% over third quarter 2020 as Home remained strong, and the Consumer segment continued to rebound.

Variable Marketing Margin of $105.9 million was also at the high end of our guidance and improved over the prior quarter with much of the upside driven by the accelerating recovery in Consumer, particularly in the higher-margin small business and personal loans businesses.

Adjusted EBITDA of $41.0 million exceeded the high end of our guidance due to favorable Variable Marketing Margin and a continued focus on managing non-marketing expenses.

GAAP net loss from continuing operations was $4.4 million, or $0.33 per diluted share.

Adjusted net income of $10.3 million translates to $0.75 per share.

Q3.2021	3

SEGMENT RESULTS

(millions)	2020		2021			Y/Y
	Q3	Q4	Q1	Q2	Q3	% Change
Home (1)
Revenue	$78.9	$88.8	$128.1	$104.9	$112.4	42%
Segment profit	$25.2	$32.3	$39.0	$39.0	$41.5	65%
Segment profit % of revenue	32%	36%	30%	37%	37%

Consumer (2)
Revenue	$48.4	$47.8	$57.9	$75.7	$100.0	107%
Segment profit	$21.6	$22.7	$24.6	$33.4	$44.7	107%
Segment profit % of revenue	45%	47%	42%	44%	45%

Insurance (3)
Revenue	$92.5	$85.6	$86.6	$89.3	$84.8	(8)%
Segment profit	$37.0	$33.4	$32.8	$33.2	$26.6	(28)%
Segment profit % of revenue	40%	39%	38%	37%	31%

Other Category (4)
Revenue	$0.5	$0.1	$0.1	$0.2	$0.2	(60)%
(Loss) profit	$—	$(0.4)	$(0.1)	$—	$0.1	100%

Total
Revenue	$220.3	$222.3	$272.8	$270.0	$297.4	35%
Segment profit	$83.8	$88.0	$96.3	$105.6	$112.9	35%
Segment profit % of revenue	38%	40%	35%	39%	38%

Brand marketing expense (5)	$(5.7)	$(5.7)	$(7.3)	$(7.2)	$(7.0)	23%

Variable marketing margin	$78.1	$82.3	$89.0	$98.4	$105.9	36%
Variable marketing margin % of revenue	35%	37%	33%	36%	36%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q3.2021	4

HOME

The Home segment continued its strong performance in Q3 with segment revenue of $112.4 million, up 42% over the prior year while segment profit improved to $41.5 million, up 65%. Within Home, our core mortgage unit drove revenue of $92.6 million, up 31% year-over-year. The business continues to run at a high level with the refinancing tailwind, however both purchase and home equity loans showed considerable growth in the quarter as well.

As the refinance market continues to moderate from its peak earlier this year our mortgage business has thrived, serving as an integral component of our partners' marketing mix. Monetization has steadily improved over the last several quarters, with mortgage revenue per lead up 78% over the prior year period. We observed a similar trend in our home equity business, with revenue per lead up 79% over Q3 2020.

During the fourth quarter the direction of interest rates, and the corresponding impact on refinance activity, should remain fluid. We continue to operate with favorable macro dynamics, as 30-year fixed mortgage rates have averaged 3% most recently. It remains to be seen how many additional borrowers will seek to lock in historically low interest rates. However, we are confident our enduring brand strength, market-leading position, key partner status, and flexible cost model will enable us to remain successful in an evolving macro landscape.

CONSUMER

Momentum continued to accelerate across our Consumer businesses with revenue up 32% and profit increasing 34% quarter-over quarter. Credit card, personal loans, and small business drove much of the improvement, as demand from consumers and our network of lenders grew.

Personal loans revenue of $33.8 million in Q3 grew 34% quarter-over-quarter. Our network of lenders is stronger than ever, bolstered by the addition of five new lender partners in Q3. We are unlocking new channels to reach more consumers, including expanding our presence in social, which drove an increase in volume of 42% year-over-year. Consumers have been benefiting from reduced debt balances and increased savings thanks, in part, to government stimulus programs. We have seen relatively muted demand for the product as a result. However, as consumer savings balances begin to normalize, we expect demand to return to pre-pandemic levels. Exceptionally strong lender appetite for new loans paired with solid unit economics gives us confidence the personal loans business will be an important contributor to future revenue and profit growth.

In our credit card business, Q3 revenue of $26.9 million was up 20% sequentially over Q2 as issuers are expanding budgets and increasing payouts. This quarter we launched TreeQual, our proprietary pre-approval solution, with our first credit card partner. We plan to onboard additional lenders to improve conversion rates and help consumers identify cards that are both best suited and available to them. We are working closely with our partners to prepare for balance transfer season after the new year and the ongoing return of leisure travel with the loosening of COVID restrictions. However, the profitability of our credit card business remains below historic levels as we continue to reinvest revenue back into the business to drive increasing consumer traffic for our partners and capture wallet share.

Small business had a standout performance as revenue grew over 50% sequentially, with profit exceeding Q3 2019 levels. Our concierge business continues to be an important driver of growth following the PPP program ending, while customer demand remains high.

Q3.2021	5

The annual in-school lending season benefited our student loans business, but it remains challenged with reduced lender budgets. The moratorium on federal student loan payments was pushed out to January 2022 and has thus reduced refinance demand. We continue to work closely with our partners to improve performance and grow wallet share and expect refi demand to return as the government moratorium ends soon.

The Consumer segment recovery is running at a terrific pace, and we are fully confident the business is capable of exceeding 2019 levels of revenue and profitability in the future. There is a long runway for growth ahead of us as we continue the rollout of our TreeQual pre-approval product in credit cards, increase our partner count in personal loans, and broaden our reach across the small business category.

INSURANCE

Insurance faced a challenging market environment in Q3, delivering revenue of $84.8 million, down 8% over the prior year, and segment profit of $26.6 million, down 28%.

Personal lines insurance carriers are experiencing rising loss costs as the economy reopens and drivers return to the road. Higher catastrophe losses from major storms, such as Hurricane Ida, have also pressured their earnings, driving an industry-wide reduction in marketing budgets. We witnessed a similar insurance cycle in 2016 and based on prior experience we view the current reduction in acquisition marketing as transitory. We are optimistic the Insurance segment will return to its historic earnings and growth pattern early next year. The team continues to focus on optimizing the business, targeting higher quality leads for our partners and improving the customer experience, using our scale and financial resources to invest ahead of the rebound.

We are making significant progress in other areas of the business which highlights the importance of our diversification strategy.

Our Medicare agency is now fully staffed, with 100 licensed agents engaged in helping consumers through the Open Enrollment Period. The investment in our P&C agency, which now employs 25 agents, led to record revenue in that category during Q3. We have invested heavily in these agency capabilities, including not only licensed agents, but also the technology infrastructure to support bindable offers and more elegant consumer shopping experiences across our suite of products.

ELM, our in-dealership auto insurance product, continues to scale, onboarding 26 new stores and adding rates for five new carriers this quarter. Our inbound channel, which re-distributes pre-qualified traffic from third-party sources, continued to grow, generating record revenue in September. And revenue from our home insurance products again saw significant growth in Q3, up 33% over the prior year, as we increasingly leverage our presence in the mortgage market.

Despite the personal insurance space encountering near-term operating pressure, we believe the investment we have made to broaden our insurance offerings, along with the diversification benefit the segment provides the company as a whole, will continue to prove out as we move into 2022 and beyond.

My LENDINGTREE

My LendingTree performed well in Q3 as personal loans gained strength on the platform, growing 25% quarter-over-quarter, resulting in revenue contribution of $16.6 million. We continued to grow our user

Q3.2021	6

base, adding 1.1 million new users in the quarter and bringing cumulative signups to 20.0 million. And our Powered-by-LendingTree syndication partnerships continue to scale, driving an increase in volume of 19% and revenue growth of 25% over the prior year. We remain focused on growing this area of the business, deepening relationships with current strategic partners and continuing to expand this offering to new partners.

This syndication effort, along with building out value-enhancing functionality for our users, are the top priorities for My LendingTree in the near-term. We continue to augment our offerings to drive increased engagement and develop tools that will improve users' spending habits in addition to increasing their credit scores. We recently launched our first placement of TreeQual credit card offers on the platform, and early results show an increase of 3.5x in the click-to-approval rate. We made progress driving Plaid adoption in the quarter, running a giveaway sweepstakes to promote the benefits of connected accounts. That campaign resulted in a 35% lift in users connecting to their banks, which drives higher retention and improved monetization on the platform.

Our commitment to scaling My LendingTree remains unwavering. As we move forward with renewed focus, our path to a truly differentiated offering is becoming clear. We are excited to share more about this strategic plan at our upcoming Investor Day.

(millions)	2020		2021			Y/Y
My LendingTree	Q3	Q4	Q1	Q2	Q3	% Change

Cumulative Sign-ups (at quarter-end)	15.7	16.6	17.7	18.9	20.0	27%

Revenue Contribution	$9.6	$9.8	$11.2	$14.7	$16.6	73%
% of total revenue	4.4%	4.4%	4.1%	5.4%	5.6%

BALANCE SHEET & CASH FLOW

We ended the quarter with $215.3 million of cash on hand. In September we closed a new credit facility. The $250 million delayed draw term loan and accompanying $200 million revolver provide us with significant capital flexibility. A portion of the term loan is dedicated to fund the $170 million principal repayment of our June 2022 convertible notes.

The new capital provides attractive seven-year term financing and leaves our next debt maturity nearly four years away in July 2025. As always, we are working with our board to determine the optimum capital allocation strategy, whether that be investments in the business, repurchasing stock, or pursuing inorganic growth opportunities.

Subsequent to quarter end, we agreed to sell a minority portion of our position in Stash Financial for $46 million to third-party investors. We will realize a gain of $28 million in 4Q as a result of the sale. The transaction further reduces our leverage profile and provides us with additional liquidity to execute on our capital allocation strategy.

Q3.2021	7

FINANCIAL OUTLOOK*

Today we're issuing an outlook for the fourth quarter 2021. Our assumptions reflect current trends and little change to the macroeconomic drivers we are currently experiencing.

Our guidance for Q4 2021 assumes the following:

▪As in prior years, we expect a seasonal slowdown across most of our businesses as consumers focus less on finances and media becomes more expensive around the holidays.
▪We expect Home to remain resilient, showing modest sequential declines, largely driven by seasonal factors.
▪In Consumer, we expect typical seasonal headwinds as fundamentals continue to strengthen.
▪In Insurance, well-publicized industry-wide challenges are expected to negatively impact our results.
▪Non-variable expenses are expected to remain stable compared to the preceding quarter.

Q4 2021 Outlook:

▪Revenue: $255 - $270 million
▪Variable Marketing Margin: $81 - $91 million
▪Adjusted EBITDA: $18 - $25 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

We are once again pleased to report better-than-expected results for the quarter at hand. Our Home segment is executing incredibly well, the key products within our Consumer segment continue to demonstrate increasing strength as we move through this cycle, and we remain very encouraged by our prospects for growth across a broad and evolving insurance landscape. The breadth and depth of supply we have built across financial services is an undeniable competitive advantage, and we are relentlessly focused on leveraging that advantage to scale the company into the quarters and years ahead.

Thank you for your continued support.
Sincerely,

Doug Lebda            Trent Ziegler
Chairman & CEO        CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q3.2021	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per share amounts)
Revenue	$297,450	$220,251	$840,214	$687,661
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	15,020	13,220	42,849	40,936
Selling and marketing expense (1)	206,475	154,670	589,143	464,129
General and administrative expense (1)	40,126	33,705	114,926	94,276
Product development (1)	13,384	11,477	39,142	33,252
Depreciation	4,808	3,535	12,969	10,463
Amortization of intangibles	10,345	13,090	32,967	40,603
Change in fair value of contingent consideration	(196)	6,658	(8,249)	7,711
Severance	47	—	47	190
Litigation settlements and contingencies	22	13	360	(983)
Total costs and expenses	290,031	236,368	824,154	690,577
Operating income (loss)	7,419	(16,117)	16,060	(2,916)
Other (expense) income, net:
Interest expense, net	(11,826)	(16,617)	(31,881)	(26,406)
Other income	—	—	40,072	7
(Loss) income before income taxes	(4,407)	(32,734)	24,251	(29,315)
Income tax benefit	1	7,925	455	14,866
Net (loss) income from continuing operations	(4,406)	(24,809)	24,706	(14,449)
(Loss) income from discontinued operations, net of tax	(54)	166	(3,516)	(25,550)
Net (loss) income and comprehensive (loss) income	$(4,460)	$(24,643)	$21,190	$(39,999)

Weighted average shares outstanding:
Basic	13,268	13,033	13,194	12,992
Diluted	13,268	13,033	13,797	12,992
(Loss) income per share from continuing operations:
Basic	$(0.33)	$(1.90)	$1.87	$(1.11)
Diluted	$(0.33)	$(1.90)	$1.79	$(1.11)
(Loss) income per share from discontinued operations:
Basic	$—	$0.01	$(0.27)	$(1.97)
Diluted	$—	$0.01	$(0.25)	$(1.97)
Net (loss) income per share:
Basic	$(0.34)	$(1.89)	$1.61	$(3.08)
Diluted	$(0.34)	$(1.89)	$1.54	$(3.08)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$371	$372	$1,231	$947
Selling and marketing expense	1,805	1,678	5,583	4,431
General and administrative expense	13,233	10,356	38,658	29,208
Product development	1,665	1,755	6,332	4,650

Q3.2021	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$215,277	$169,932
Restricted cash and cash equivalents	108	117
Accounts receivable, net	131,705	89,841
Prepaid and other current assets	25,348	27,949
Current assets of discontinued operations	—	8,570
Total current assets	372,438	296,409
Property and equipment, net	74,929	62,381
Operating lease right-of-use assets	79,355	84,109
Goodwill	420,139	420,139
Intangible assets, net	95,534	128,502
Deferred income tax assets	96,679	96,224
Equity investment	121,253	80,000
Other non-current assets	7,109	5,334
Non-current assets of discontinued operations	17,093	15,892
Total assets	$1,284,529	$1,188,990

LIABILITIES:
Current portion of long-term debt	$163,856	$—
Accounts payable, trade	4,198	10,111
Accrued expenses and other current liabilities	114,664	101,196
Current liabilities of discontinued operations	13	536
Total current liabilities	282,731	111,843
Long-term debt	471,991	611,412
Operating lease liabilities	98,314	92,363
Non-current contingent consideration	—	8,249
Other non-current liabilities	411	362
Total liabilities	853,447	824,229
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,969,376 and 15,766,193 shares issued, respectively, and 13,328,058 and 13,124,875 shares outstanding, respectively	160	158
Additional paid-in capital	1,233,802	1,188,673
Accumulated deficit	(619,719)	(640,909)
Treasury stock; 2,641,318 shares	(183,161)	(183,161)
Total shareholders' equity	431,082	364,761
Total liabilities and shareholders' equity	$1,284,529	$1,188,990

Q3.2021	10

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss) and comprehensive income (loss)	$21,190	$(39,999)
Less: Loss from discontinued operations, net of tax	3,516	25,550
Income (loss) from continuing operations	24,706	(14,449)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	2,651	686
Amortization of intangibles	32,967	40,603
Depreciation	12,969	10,463
Non-cash compensation expense	51,804	39,236
Deferred income taxes	(455)	(15,489)
Change in fair value of contingent consideration	(8,249)	7,711
Unrealized gain on investments	(40,072)	—
Bad debt expense	1,823	1,314
Amortization of debt issuance costs	3,756	2,241
Write-off of previously-capitalized debt issuance costs	1,066	—
Amortization of debt discount	22,297	12,429
Loss on extinguishment of debt	—	7,768
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	13,015	2,490
Changes in current assets and liabilities:
Accounts receivable	(43,688)	15,541
Prepaid and other current assets	(2,762)	(335)
Accounts payable, accrued expenses and other current liabilities	7,537	(9,733)
Current contingent consideration	—	(2,670)
Income taxes receivable	10,322	65
Other, net	(794)	(1,655)
Net cash provided by operating activities attributable to continuing operations	88,893	96,216
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(30,515)	(20,386)
Equity investment	(1,180)	(80,000)
Net cash used in investing activities attributable to continuing operations	(31,695)	(100,386)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(6,666)	(1,421)
Proceeds from the issuance of 0.50% Convertible Senior Notes	—	575,000
Repurchase of 0.625% Convertible Senior Notes	—	(233,862)
Payment for convertible note hedge on the 0.50% Convertible Senior Notes	—	(124,200)
Termination of convertible note hedge on the 0.625% Convertible Senior Notes	—	109,881
Proceeds from the sale of warrants related to the 0.50% Convertible Senior Notes	—	61,180
Termination of warrants related to the 0.625% Convertible Senior Notes	—	(94,292)
Net repayment of revolving credit facility	—	(75,000)
Payment of debt issuance costs	(5,995)	(16,398)
Payment of original issue discount on undrawn term loan	(2,500)	—
Contingent consideration payments	—	(3,330)
Other financing activities	(31)	(183)
Net cash (used in) provided by financing activities attributable to continuing operations	(15,192)	197,375
Total cash provided by continuing operations	42,006	193,205
Discontinued operations:
Net cash provided by (used in) operating activities attributable to discontinued operations	3,330	(66,171)
Total cash provided by (used in) discontinued operations	3,330	(66,171)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	45,336	127,034
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	170,049	60,339
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$215,385	$187,373

Q3.2021	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
	(in thousands)
Selling and marketing expense	$154,670	$153,275	$197,462	$185,206	$206,475
Non-variable selling and marketing expense (1)	(12,541)	(13,248)	(13,760)	(13,610)	(14,928)
Variable marketing expense	$142,129	$140,027	$183,702	$171,596	$191,547

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2021	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(24,809)	$(8,117)	$19,312	$9,800	$(4,406)
Net (loss) income from continuing operations % of revenue	(11)%	(4)%	7%	4%	(1)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,220	13,558	13,895	13,934	15,020
Non-variable selling and marketing expense (1)	12,541	13,248	13,760	13,610	14,928
General and administrative expense	33,705	34,825	34,989	39,811	40,126
Product development	11,477	10,384	12,468	13,290	13,384
Depreciation	3,535	3,738	3,718	4,443	4,808
Amortization of intangibles	13,090	12,475	11,312	11,310	10,345
Change in fair value of contingent consideration	6,658	(2,384)	797	(8,850)	(196)
Severance	—	105	—	—	47
Litigation settlements and contingencies	13	40	16	322	22
Interest expense, net	16,617	9,894	10,215	9,840	11,826
Other income	—	(369)	(40,072)	—	—
Income tax (benefit) expense	(7,925)	(5,095)	8,638	(9,092)	(1)
Variable marketing margin	$78,122	$82,302	$89,048	$98,418	$105,903
Variable marketing margin % of revenue	35%	37%	33%	36%	36%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2021	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(24,809)	$(8,117)	$19,312	$9,800	$(4,406)
Net (loss) income from continuing operations % of revenue	(11)%	(4)%	7%	4%	(1)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	13,090	12,475	11,312	11,310	10,345
Depreciation	3,535	3,738	3,718	4,443	4,808
Severance	—	105	—	—	47
Loss on impairments and disposal of assets	134	474	348	1,052	1,251
Unrealized gain on investments	—	—	(40,072)	—	—
Non-cash compensation	14,161	14,497	16,436	18,294	17,074
Costs of secondary public offering	—	863	—	—	—
Change in fair value of contingent consideration	6,658	(2,384)	797	(8,850)	(196)
Acquisition expense	205	(188)	29	1,110	227
Litigation settlements and contingencies	13	40	16	322	22
Interest expense, net	16,617	9,894	10,215	9,840	11,826
Income tax (benefit) expense	(7,925)	(5,095)	8,638	(9,092)	(1)
Adjusted EBITDA	$21,679	$26,302	$30,749	$38,229	$40,997
Adjusted EBITDA % of revenue	10%	12%	11%	14%	14%

Q3.2021	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations to adjusted net (loss) income and net (loss) income per diluted share from continuing operations to adjusted net (loss) income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$(24,809)	$(8,117)	$19,312	$9,800	$(4,406)
Adjustments to reconcile to adjusted net (loss) income:
Severance	—	105	—	—	47
Loss on impairments and disposal of assets	134	474	348	1,052	1,251
Unrealized gain on investments	—	—	(40,072)	—	—
Non-cash compensation	14,161	14,497	16,436	18,294	17,074
Costs of secondary public offering	—	863	—	—	—
Change in fair value of contingent consideration	6,658	(2,384)	797	(8,850)	(196)
Acquisition expense	205	(188)	29	1,110	227
Litigation settlements and contingencies	13	40	16	322	22
Loss on extinguishment of debt	7,768	—	—	—	—
Income tax (benefit) expense from adjusted items	(7,361)	(3,402)	5,699	(3,024)	(4,687)
Excess tax (benefit) deficit on stock compensation	(175)	(51)	(32)	(8,261)	938
Adjusted net (loss) income	$(3,406)	$1,837	$2,533	$10,443	$10,270

Net (loss) income per diluted share from continuing operations	$(1.90)	$(0.62)	$1.37	$0.71	$(0.33)
Adjustments to reconcile net (loss) income from continuing operations to adjusted net (loss) income	1.64	0.76	(1.19)	0.05	1.10
Adjustments to reconcile effect of dilutive securities	—	(0.01)	—	—	(0.02)
Adjusted net (loss) income per share	$(0.26)	$0.13	$0.18	$0.76	$0.75

Adjusted weighted average diluted shares outstanding	13,033	14,163	14,119	13,719	13,707
Effect of dilutive securities	—	1,112	—	—	439
Weighted average diluted shares outstanding	13,033	13,051	14,119	13,719	13,268
Effect of dilutive securities	—	—	1,049	476	—
Weighted average basic shares outstanding	13,033	13,051	13,070	13,243	13,268

Q3.2021	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing margin, including variable marketing expense
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Q3.2021	16

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the Q4 2020 expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds.

Q3.2021	17

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. Non-cash compensation expense also includes expense associated with employee stock purchase plans. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2020, in our Quarterly Report on Form 10-Q for the period ended June 30, 2021, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q3.2021	18